Exhibit 99.1

Contacts:

Investors:	William Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

Chemtura Reports First Quarter 2007 Results

MIDDLEBURY, CT — May 3, 2007 - Chemtura Corporation (NYSE: CEM; the “Company”) reported today a loss from continuing operations for the first quarter of 2007 of $15.5 million, and earnings from continuing operations on a non-GAAP basis of $20.1 million or $0.08 per diluted share.  The discussion below includes information on both a GAAP and non-GAAP basis.  The Company has presented the non-GAAP financial information because the Company’s management uses non-GAAP information internally to evaluate and manage the performance of the Company’s operations, and management believes that the non-GAAP financial information provides useful information to investors.  A reconciliation of the GAAP and non-GAAP financial information has been provided in the supplemental schedules included in this release.

The following is a summary of the first quarter results:

(In millions)	First Quarter
	2007	2006	% change
Net sales	$955.0	$915.8	4%
Operating profit	$18.8	$50.5	(63)%
(Loss) earnings from continuing operations	$(15.5)	$13.2	(217)%
Diluted (loss) earnings per share from continuing operations	$(0.06)	$0.05	(220)%

The following is a summary of the first quarter 2007 results on a non-GAAP basis as compared with the first quarter 2006 results on a non-GAAP basis.

(In millions)	First Quarter
	2007	2006	% change
Net sales	$955.0	$915.8	4%
Non-GAAP operating profit	$51.2	$72.5	(29)%
Non-GAAP earnings from continuing operations	$20.1	$26.8	(25)%
Non-GAAP diluted earnings per share from continuing operations	$0.08	$0.11	(27)%

“We are pleased to report first quarter results that reflect sequential performance improvement and establish positive momentum for 2007,” said Robert Wood, chairman and CEO.  “Overall, our core businesses performed well with 9% year-over-year and 12% sequential revenue growth.  We are pleased by a noteworthy turnaround in the performance in non-flame retardant Plastic Additives, as well as solid results in all of our other industrial businesses.  Among our seasonally influenced businesses, Crop Protection delivered solid first quarter results, while Consumer Products results were dampened by negative cost comparisons and non-recurring charges that masks the underlying strength of that business unit.

“Our portfolio reshaping and the recently announced restructuring initiative are both central to our transformation — we expect them to enhance our long-term competitive position and yield improved results as the year progresses.”

First Quarter Results

First quarter 2007 net sales of $955.0 million were four percent above first quarter 2006 net sales of $915.8 million.  The increase is due to acquisitions of $34.8 million primarily related to the purchase of Kaufman Holdings Corporation, favorable foreign currency translation of $15.4 million and increased selling prices of $8.3 million.  Net sales growth was reduced by the absence of $11.1 million of sales related to the Industrial Water Additives business and an $8.2 million decrease in sales volume.

Gross profit decreased $18.8 million in first quarter of 2007 as compared with the same quarter of 2006.  The decrease in margin is primarily due to $23.7 million of higher raw material and energy costs principally in Plastic Additives, an increase of $3.3 million in expense related to the accelerated recognition of asset retirement obligations, $3.3 million related to the loss of sales volumes and changes in product mix and $1.5 million in other cost increases.  These decreases were partially offset by $8.3 million in selling price increases, $3.5 million related to cost savings programs and $1.2 million in other net increases.

Other items negatively impacting operating profit were $10.9 million related to a change in the useful life of property, plant and equipment, $12.9 million in general corporate expenses, an increase of $2.2 million for research and development costs reduced by the absence of $9.7 million in merger costs.

The loss from continuing operations for the first quarter of 2007 was $15.5 million, or $0.06 per diluted share, compared with earnings of $13.2 million, or $0.05 per diluted share, for the first quarter of 2006.  The decrease primarily reflects the $31.7 million decline in operating profit discussed above, a $6.2 million increase in income tax expense primarily due to the exclusion of tax benefits on domestic operating losses and an increase in accounts receivable securitization fees of $3.5 million.  These declines were partially offset by lower interest expense of $5.7 million, favorable foreign currency translation of $5.0 million and $1.8 million related to a reduction in charges for minority interests.

During the first quarter of 2007, the Company recorded a gain on sale of discontinued operations of $2.5 million (net of taxes of $1.2 million), or $0.01 per diluted share, related to the sale of the OrganoSilicones business in July of 2003.  The gain represents the final contingent earn-out proceeds.

First Quarter Non-GAAP Results

On a non-GAAP basis, first quarter 2007 operating profit was $51.2 million as compared with first quarter 2006 non-GAAP operating profit of $72.5 million.

Non-GAAP earnings from continuing operations for the first quarter of 2007 of $20.1 million, or $0.08 per diluted share, primarily excludes pre-tax charges of $13.8 million for additional depreciation due to the change in the useful life of certain assets at several of the Company’s manufacturing facilities, $12.3 million for antitrust costs resulting primarily from settlement offers and legal fees associated with antitrust investigations and civil lawsuits, $3.3 million related to the accelerated recognition of asset retirement obligations and $2.6 million for facility closures, severance and related costs.

Non-GAAP earnings from continuing operations for the first quarter of 2006 of $26.8 million, or $0.11 per diluted share, primarily excludes pre-tax charges of $12.8 million for antitrust costs, $10.0 million for merger related costs, $4.3 million from the favorable settlement of a contractual matter and $2.9 million for additional depreciation due to the change in the useful life of certain assets at several of the Company’s manufacturing facilities.

Strategic Initiatives

On April 4, 2007, the Company announced plans to implement an industry-based business model in order to improve performance and accelerate growth.  The Company plans to realign its reporting segment structure, streamline its organization and redirect its efforts to focus on end-use markets.  As a result of this plan, the Company recorded a pre-tax charge of $1.7 million to facility closures, severance and related costs in the consolidated statement of operations in the first quarter of 2007.

First Quarter Earnings Q&A Teleconference

Copies of this release as well as informational slides will be available on the Investor Relations section of the Company’s website at www.chemtura.com.  The Company will host a teleconference to review these results on Friday, May 4, at 9:00 a.m. EDT.  Interested parties are asked to dial in approximately 10 minutes prior to the start time at (913) 981-5592.  Replay of the call will be available for two weeks starting at 12:00 p.m. EDT on May 4.  To access the replay, call (719) 457-0820 and enter access code 4785564.

Live Internet access to the 2007 first quarter conference call will be available through the Investor Relations section of the Company’s website.  If you need further information pertaining to the call, please contact Ann Marie Biondo at (203) 573-2929.

Chemtura Corporation, with 2006 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

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Non-GAAP Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include facility closures, severance and related costs, antitrust costs, Merger costs, increased depreciation due to the change in useful life of assets, unusual and non-recurring settlements, and the accelerated recognition of asset retirement obligations. In addition to the non-GAAP financial measures discussed above, the Company has applied a non-GAAP effective income tax rate to our non-GAAP income before taxes. This rate incorporates an assumed mix of foreign earnings and taxes, permanent book-tax differences, various tax planning strategies and other assumptions. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance

with GAAP.   In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries.

Forward-Looking Statement

This document includes forward-looking statements.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•                  General economic conditions.

•                  Significant international operations and interests.

•                  The ability to obtain increases in selling prices to offset increases in raw material and energy costs.

•                  The ability to retain sales volumes in the event of increasing selling prices.

•                  The ability to absorb fixed cost overhead in the event of lower volumes.

•                  Pension and other post-retirement benefit plan assumptions.

•                  The ability to recover lost volume in our non-flame retardant Plastic Additives business or execute other portions of the recovery plan for this business.

•                  The ability to sustain profitability in our Crop Protection business due to new generic competition, or the failure to secure new products and technology.

•                  The ability to sell methyl bromide due to regulatory restrictions.

•                  Energy and raw material prices, availability and quality.

•                  Production capacity.

•                  Changes in interest rates and foreign currency exchange rates.

•                  Changes in technology, market demand and customer requirements.

•                  The enactment of more stringent environmental laws and regulations.

•                  The ability to realize expected cost savings under our cost-reduction initiatives, including Six Sigma and Lean manufacturing.

•                  The ability to successfully execute our portfolio divestiture plan.

•                  The ability to reduce our indebtedness levels.

•                  The ability to recover our deferred tax assets.

•                  The ability to remain compliant with our debt covenants or obtain necessary waivers.

•                  Other risks and uncertainties detailed in Item 1A.Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information.  The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In thousands of dollars, except earnings per share data)

	Three Months Ended
	2007	2006

Net sales	$955,005	$915,761

Cost of products sold	732,891	674,837
Selling, general and administrative	106,299	100,793
Depreciation and amortization	65,316	51,711
Research and development	17,024	14,798
Facility closures, severance and related costs	2,558	504
Antitrust costs	12,294	12,808
Merger costs	351	10,045
Equity income	(575)	(274)

Operating profit	18,847	50,539
Interest expense	23,356	29,073
Other (income) expense, net	(1,930)	1,530

(Loss) earnings from continuing operations before income taxes	(2,579)	19,936
Income tax expense	12,904	6,731

(Loss) earnings from continuing operations	(15,483)	13,205
Gain on sale of discontinued operations	2,458	—

Net (loss) earnings	$(13,025)	$13,205

Basic earnings per common share:
(Loss) earnings from continuing operations	$(0.06)	$0.05
Gain on sale of discontinued operations	0.01	—
Net (loss) earnings	$(0.05)	$0.05

Diluted earnings per common share:
(Loss) earnings from continuing operations	$(0.06)	$0.05
Gain on sale of discontinued operations	0.01	—
Net (loss) earnings	$(0.05)	$0.05

Weighted average shares outstanding — basic	241,059	240,125

Weighted average shares outstanding — diluted	241,059	241,191

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In thousands of dollars)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$92,222	$95,113
Accounts receivable	419,975	342,141
Inventories	732,363	660,408
Other current assets	148,478	288,128
Total current assets	1,393,038	1,385,790

NON-CURRENT ASSETS
Property, plant and equipment, net	1,142,300	1,147,233
Cost in excess of acquired net assets	1,249,511	1,176,809
Intangible assets, net	579,092	550,705
Other assets	159,405	138,869

	$4,523,346	$4,399,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term borrowings	$27,238	$48,118
Accounts payable	309,331	284,637
Accrued expenses	361,361	460,996
Income taxes payable	38,605	94,225
Total current liabilities	736,535	887,976

NON-CURRENT LIABILITIES
Long-term debt	1,301,534	1,063,360
Pension and post-retirement health care liabilities	438,757	439,924
Other liabilities	375,855	329,242

STOCKHOLDERS’ EQUITY
Common stock	2,527	2,522
Additional paid-in capital	3,012,775	3,005,101
Accumulated deficit	(1,152,833)	(1,127,870)
Accumulated other comprehensive loss	(24,962)	(34,007)
Treasury stock at cost	(166,842)	(166,842)
Total stockholders’ equity	1,670,665	1,678,904

	$4,523,346	$4,399,406

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands of dollars)

	Three Months Ended March 31,
	2007	2006
Increase (decrease) to cash
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(13,025)	$13,205
Adjustments to reconcile net (loss) earnings to net cash used in operations:
Gain on sale of discontinued operations	(2,458)	—
Depreciation and amortization	65,316	51,711
Stock-based compensation expense	3,124	3,579
Equity income	(575)	(371)
Changes in assets and liabilities, net	(83,544)	(140,362)
Net cash used in operations	(31,162)	(72,238)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	—	19,390
Payments for acquisitions, net of cash acquired	(159,601)	(6,733)
Merger transaction costs paid	(301)	(4,737)
Capital expenditures	(20,113)	(17,562)
Net cash used in investing activities	(180,015)	(9,642)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit-facility, net	240,000	86,993
Proceeds from long-term borrowings	348	—
(Payments on) proceeds from short-term borrowings	(21,801)	5,844
Dividends paid	(12,059)	(12,007)
Proceeds from exercise of stock options	1,634	848
Other financing activities	(598)	433
Net cash provided by financing activities	207,524	82,111

CASH
Effect of exchange rates on cash and cash equivalents	762	2,503

Change in cash and cash equivalents	(2,891)	2,734
Cash and cash equivalents at beginning of period	95,113	138,556

Cash and cash equivalents at end of period	$92,222	$141,290

CHEMTURA CORPORATION

Segment Net Sales and Operating Profit (Unaudited)

(In thousands of dollars)

	Three Months Ended March 31,
	2007	2006
NET SALES

Plastic Additives	$421,165	$397,584
Polymers	127,877	127,338
Specialty Additives	167,728	142,524
Crop Protection	91,551	88,610
Consumer Products	115,974	114,427
Other	30,710	45,278
Total Net Sales	955,005	915,761

OPERATING PROFIT

Plastic Additives	$26,176	$32,270
Polymers	17,886	17,409
Specialty Additives	16,385	15,809
Crop Protection	23,849	23,601
Consumer Products	830	12,293
Other	5,773	5,582
	90,899	106,964

General corporate expense, including amortization	(56,849)	(33,068)
Facility closures, severance and related costs	(2,558)	(504)
Antitrust costs	(12,294)	(12,808)
Merger costs	(351)	(10,045)
Total Operating Profit	$18,847	$50,539

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Three Months ended March 31, 2007 versus 2006

(In millions of dollars)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Three Months Ended March 31,
		Pre-tax
		Earnings
		(Loss) from
	Net	Continuing
	Sales	Operations

2006	$915.8	$19.9

2006 Change in useful life of property, plant and equipment	—	2.9
2006 Facility closures, severance and related costs	—	0.5
2006 Antitrust costs	—	12.8
2006 Merger expense	—	10.0
2006 Favorable settlement of contractual matter	—	(4.3)
	915.8	41.8

Higher selling prices	8.3	8.3
Reduced unit volume	(8.2)	(1.9)
Foreign currency impact	15.4	0.1
Industrial Water Additives divested business	(11.1)	(2.4)
Other acquisitions/divestitures	34.8	3.1
Cost savings	—	4.4
Higher raw materials/energy costs	—	(23.7)
Lower contribution margin due to mix	—	(1.4)
Higher A/R securitization fees	—	(3.5)
Lower interest expense	—	5.7
Other	—	(0.7)
	955.0	29.8

2007 Change in useful life of property, plant and equipment	—	(13.8)
2007 Accelerated recognition of asset retirement obligation	—	(3.3)
2007 Facility closures, severance and related costs	—	(2.6)
2007 Antitrust costs	—	(12.3)
2007 Merger expense	—	(0.4)

2007	$955.0	$(2.6)

CHEMTURA CORPORATION

Non-GAAP Consolidated Statement of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	GAAP	Non-GAAP Adj.	Non-GAAP	GAAP	Non-GAAP Adj.	Non-GAAP

Net sales	$955,005	$—	$955,005	$915,761	$—	$915,761

Cost of products sold	732,891	(3,341)	729,550	674,837	—	674,837
Selling, general and administrative	106,299	—	106,299	100,793	4,300	105,093
Depreciation and amortization	65,316	(13,773)	51,543	51,711	(2,885)	48,826
Research and development	17,024	—	17,024	14,798	—	14,798
Facility closures, severance and related costs	2,558	(2,558)	—	504	(504)	—
Antitrust costs	12,294	(12,294)	—	12,808	(12,808)	—
Merger costs	351	(351)	—	10,045	(10,045)	—
Equity income	(575)	—	(575)	(274)	—	(274)

Operating profit	18,847	32,317	51,164	50,539	21,942	72,481
Interest expense	23,356	—	23,356	29,073	—	29,073
Other (income) expense, net	(1,930)	—	(1,930)	1,530	—	1,530

(Loss) earnings from continuing operations before income taxes	(2,579)	32,317	29,738	19,936	21,942	41,878
Income tax (benefit) expense	12,904	(3,239)	9,665	6,731	8,346	15,077

(Loss) earnings from continuing operations	$(15,483)	$35,556	$20,073	$13,205	$13,596	$26,801

Diluted earnings from continuing operations			$0.08			$0.11

Diluted weighted average shares outstanding			242,156			241,191

	Three Months	Three Months
	Ended	Ended
Non-GAAP Adjustments consist of the following:	March 31, 2007	March 31, 2006

Change in useful life of property, plant and equipment	$13,773	$2,885
Accelerated recognition of asset retirement obligation	3,341	—
Facility closures, severance and related costs	2,558	504
Antitrust costs	12,294	12,808
Merger costs	351	10,045
Favorable settlement of contractual matter	—	(4,300)
		21,942
Pre-Tax	32,317
Adjustment to apply a non-GAAP effective tax rate	(3,239)	8,346
After-Tax	$35,556	$13,596

CHEMTURA CORPORATION

Non-GAAP Segment Net Sales and Operating Profit (Unaudited)

(In thousands of dollars)

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	GAAP	Non-GAAP Adjustments	Non-GAAP	GAAP	Non-GAAP Adjustments	Non-GAAP
NET SALES

Plastic Additives	$421,165	$—	$421,165	$397,584	$—	$397,584
Polymers	127,877	—	127,877	127,338	—	127,338
Specialty Additives	167,728	—	167,728	142,524	—	142,524
Crop Protection	91,551	—	91,551	88,610	—	88,610
Consumer Products	115,974	—	115,974	114,427	—	114,427
Other	30,710	—	30,710	45,278	—	45,278
	$955,005	$—	$955,005	$915,761	$—	$915,761

OPERATING PROFIT

Plastic Additives	$26,176	$181	$26,357	$32,270	$—	$32,270
Polymers	17,886	125	18,011	17,409	—	17,409
Specialty Additives	16,385	3,026	19,411	15,809	—	15,809
Crop Protection	23,849	9	23,858	23,601	—	23,601
Consumer Products	830	—	830	12,293	—	12,293
Other	5,773	—	5,773	5,582	—	5,582
	90,899	3,341	94,240	106,964	—	106,964

General corporate expense	(56,849)	13,773	(43,076)	(33,068)	(1,415)	(34,483)
Facility closures, severance and related costs	(2,558)	2,558	—	(504)	504	—
Antitrust costs	(12,294)	12,294	—	(12,808)	12,808	—
Merger costs	(351)	351	—	(10,045)	10,045	—

Total operating profit	$18,847	$32,317	$51,164	$50,539	$21,942	$72,481

Non-GAAP Adjustments consist of the following:	Operating Profit	Operating Profit

Change in useful life of property, plant and equipment	$13,773	$2,885
Accelerated recognition of asset retirement obligation	3,341	—
Facility closures, severance and related costs	2,558	504
Antitrust costs	12,294	12,808
Merger costs	351	10,045
Favorable settlement of contractual matter	—	(4,300)
	$32,317	$21,942